PRESS RELEASE

Date:	October 23, 2008

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Third Quarter 2008 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income for the third quarter ended September 30, 2008 was $359,000, or $.06 for basic and diluted earnings per share. This compared to net income for the comparable period in 2007 of $1.2 million, or $.28 for basic and diluted earnings per share. Annualized return on assets was .11% and return on average tangible equity was 1.77% for the third quarter of 2008 compared to .49% and 6.45%, respectively, for the same period last year.

Net income for the nine months ended September 30, 2008 was $2.7 million, or $.58 for both basic and diluted earnings per share. This compared to net income for the comparable period in 2007 of $3.3 million, or $.81 for basic and $.80 for diluted earnings per share. Annualized return on average assets was .34% and return on average tangible equity was 4.91% for the first nine months of 2008 compared to .47% and 6.16% respectively, for the same period last year.

Net income for the three months ended September 30, 2008 decreased primarily due to several one-time charges totaling approximately $2.1 million, net of tax, or $.35 per share, including the previously announced loss on the sale of the AMF Ultra Funds, expenses related to the acquisition of MFB Corp. and a write-down on a Lehman senior corporate bond in the investment portfolio during the third quarter. These losses were partially offset by a one-time gain of approximately $660,000, net of tax, or $.11 per share in a bulk sale of fixed rate residential mortgage loans. Earnings, without the one-time quarterly adjustments, would have been $.30 per share. “The current operating environment continues to challenge the banking industry. We are pleased that we continue to see strong core earnings throughout this difficult time in our industry,” Dave Heeter, President and CEO of MutualFirst said.

On July 18, 2008, MutualFirst Financial completed the purchase of MFB Corp. The assets purchased primarily included residential mortgage loans of $167.9 million, consumer loans of $48.5 million, commercial real estate loans of $91.6 million and commercial business loans of $75.5 million. The liabilities assumed included $331.1 million in deposits and $96.4 million in borrowings. Heeter commented, “Despite the one-time events during this quarter, our core earnings reflect the successful integration of MFB Corp that will allow our organization to be stronger as we move forward.”

With the addition of MFB Corp, assets totaled $1.4 billion at September 30, 2008, an increase from December 31, 2007 of $436.4 million, or 45.3%. Loans, excluding loans held for sale, increased $319.4 million, or 39.8%, due primarily to the acquisition of $383.1 million of net loans from MFB Corp. Consumer loans increased $44.6 million, or 19.8%, residential mortgage loans held in the portfolio increased $91.8 million, or 20.7%, and commercial loans increased $183.0 million, or 128.2%. Mortgage loans held for sale increased $1.1 million and mortgage loans sold during the first nine months of 2008 totaled $86.6 million. The increased loan balances are due primarily to the purchase of MFB Corp in the third quarter of 2008. Total net loans, excluding the amount of acquired loans, declined $63.7 million primarily due to the sale of $58.4 million of fixed rate mortgage loans in the third quarter of 2008. Investment securities available for sale increased $20.1 million, or 45.9%, compared to December 31, 2007 due primarily to $23.9 million acquired with MFB Corp. Investment securities held to maturity increased $9.9 million due to the redemption in kind securities received in the previously announced sale of the AMF Ultra Funds.

Allowance for loan losses increased $3.9 million, including $3.0 million acquired with MFB Corp, to $12.2 million at September 30, 2008 when compared to December 31, 2007. Net charge offs for the first nine months of 2008 were $1.3 million, or .20% of average loans on an annualized basis, compared to $1.4 million, or .23% of average loans for the comparable period in 2007. The decrease was primarily due to larger recoveries during the 2008 period. As of September 30, 2008 the allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.08% and 66.06%, respectively, compared to 1.00% and 78.62%, respectively, at December 31, 2007.

Total deposits were $978.9 million at September 30, 2008, an increase of $312.5 million at December 31, 2007. This increase was due primarily to the assumption of $331.1 million in deposits from MFB Corp. Total borrowings increased $80.0 million to $276.7 million at September 30, 2008 from $196.6 million at December 31, 2007 due primarily to the assumption of $96.4 million in borrowings from MFB Corp.

Stockholders’ equity increased $37.0 million, or 42.5%, from $87.0 million at December 31, 2007, to $124.0 million at September 30, 2008. The increase was due primarily to stock issued to acquire MFB Corp of $39.8 million, net income of $2.7 million, and Employee Stock Ownership Plan (ESOP) and RRP shares earned of $295,000. This increase was partially offset by the repurchase of 144,000 shares of common stock for $1.7 million and dividend payments of $2.4 million. Also, the market value of securities available for sale compared to their book value decreased $1.7 million from a loss of $414,000 at December 31, 2007 to a loss of $2.1 million at September 30, 2008. The Bank continues to maintain capital ratios which exceed “well-capitalized” levels as defined pursuant to all regulatory standards as of September 30, 2008.

Net interest income before the provision for loan losses increased $4.0 million from $5.9 million for the three months ended September 30, 2007 to $9.8 million for the three months ended September 30, 2008. The reasons for the increase were a $320.9 million, or 36.9%, increase in average interest earning assets and a 62 basis point increase in the net interest margin from 3.13% for the three months ended September 30, 2007 to 3.31% for the same period in 2008. The increase in average interest earning assets was due primarily to the acquisition of MFB Corp in the third quarter of 2008.

Net interest income before the provision for loan losses increased $5.0 million for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. The reasons for the increase were similar to those stated above. Average interest earning assets increased $111.3 million, or 12.9% and the net interest margin increased by 38 basis points from 2.77% for the nine months ended September 30, 2007 to 3.15% for the same period in 2008.

The provision for loan losses for the third quarter of 2008 was $912,000, compared to $532,000 for last year’s comparable period. Non-performing loans to total loans at September 30, 2008 were 1.63% compared to 1.27% at September 30, 2007. Non-performing assets to total assets were 1.64% at September 30, 2008 compared to 1.37% at September 30, 2007.

The provision for loan losses for the nine months ended September 30, 2008 was $2.3 million, compared to $1.4 million for last year’s comparable period. The reason for the increase is higher loan balances and more non-performing loans.

Non-interest income decreased $900,000 to $1.1 million, or 44.5%, for the three months ended September 30, 2008 compared to the same period in 2007. The decrease was due primarily to losses related to the sale of the AMF Ultra Funds of $2.6 million and a write-down of a Lehman’s corporate bond of $200,000. These decreases were partially offset by a $1.0 million gain from a $51.6 million bulk loan sale. Core non-interest income increased $878,000, or 43.8%, after removing the one-time items mentioned above. This increase was due primarily to increases in fees and service charges on deposit accounts of $549,000, increases in commission income of $274,000, and increases in earnings on cash surrender value of life insurance of $59,000. All of these increases were due primarily to the MFB acquisition.

For the nine month period ended September 30, 2008 non-interest income decreased $350,000, or 6.2%, to $5.3 million compared to $5.7 million for the same period in 2007. The reasons are similar to those mentioned above. Core non-interest income for the nine month period ended September 30, 2008 increased $1.3 million, or 22.5%, after removing one-time items. This increase was primarily due to increases in fees and service charges on deposit accounts of $765,000, increases in commission income of $432,000, and increases in earnings on cash surrender value of life insurance of $202,000.

Non-interest expense increased $3.9 million for the three months ended September 30, 2008 compared to the same period in 2007. Increases in current quarter non-interest expense compared to the same period in 2007 include increases in salaries and employee benefits of $1.6 million, increases in occupancy expense of $357,000, increases in data processing expense of $100,000, increases in professional fees of $205,000, increases in marketing of $271,000 and increases in other expenses of $1.4 million. These increases were primarily due to the acquisition of MFB Corp. Non-interest expense of approximately $470,000 was a one-time merger-related expense in this quarter.

Non-interest expense increased $4.9 million to $23.5 million for the nine months ended September 30, 2008 compared to $18.6 million for the same period in 2007 primarily due to the same reasons mentioned above.

MutualFirst Financial, Inc. and MutualBank are headquartered in Muncie, Indiana with thirty-three full service retail financial centers offices in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash counties. MutualBank also has trust offices in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

MUTUALFIRST FINANCIAL INC.

	30-Sep	31-Dec
Selected Financial Condition Data(Unaudited):	2008	2007
	(000)	(000)

Total Assets	$1,398,891	$962,517

Cash and cash equivalents	31,584	23,648

Loans held for sale	2,766	1,645

Loans receivable, net	1,121,878	802,436

Investment securities held to maturity	9,864	-

Investment securities available for sale, at fair value	73,622	43,692

Total deposits	978,894	666,407

Total borrowings	276,663	196,638

Total stockholders' equity	123,974	87,014

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Selected Operations Data (Unaudited):	2008	2008	2007	2008	2007
	(000)	(000)	(000)	(000)	(000)

Total interest income	$18,825	$13,489	$14,128	$46,071	$41,993
Total interest expense	8,989	6,689	8,277	23,075	24,032

Net interest income	9,836	6,800	5,851	22,996	17,961
Provision for loan losses	912	733	532	2,257	1,397
Net interest income after provision
for loan losses	8,924	6,067	5,319	20,739	16,564

Non-interest income
Fees and service charges	1,815	1,365	1,266	4,340	3,575
Net loss on sale of securities	(2,770)			(2,633)
Equity in losses of limited partnerships	(45)	(24)	(23)	(92)	(76)
Commissions	591	308	317	1,190	758
Net gain on loan sales and servicing	1,112	157	90	1,479	277
Increase in cash surrender value of life insurance	357	276	298	909	953
Other income	52	27	56	148	204
Total non-interest income	1,112	2,109	2,004	5,341	5,691

Non-interest expense
Salaries and benefits	5,278	3,892	3,633	12,988	10,926
Occupancy and equipment	1,253	999	896	3,250	2,668
Data processing fees	359	243	259	869	814
Professional fees	381	231	176	821	532
Marketing	444	317	173	991	610
Other expenses	2,420	1,189	1,061	4,589	3,072
Total non-interest expense	10,135	6,871	6,198	23,508	18,622

Income before taxes	(99)	1,305	1,125	2,572	3,633
Income tax provision (benefit)	(458)	131	(36)	(176)	300
Net income	$359	$1,174	$1,161	$2,748	$3,333

Average Balances, Net Interest Income, Yield Earned and Rates Paid

	Three			Three
	mos ended			mos ended
	9/30/2008			9/30/2007
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$13,985	$44	1.26%	$2,063	$20	3.88%
Mortgage-backed securities:
Available-for-sale	36,964	512	5.54	8,449	128	6.06
Held-to-maturity	3,643	127	13.94
Investment securities:
Available-for-sale	29,535	295	4.00	30,629	416	5.43
Loans receivable	1,089,002	17,603	6.47	817,878	13,453	6.58
Stock in FHLB of Indianapolis	16,723	244	5.84	9,938	112	4.51
Total interest-earning assets (3)	1,189,852	18,825	6.33	868,957	14,129	6.50
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	140,950			88,519
Total assets	$1,330,802			$957,476

Interest-Bearing Liabilities:
Demand and NOW accounts	$159,891	433	1.08	$129,503	752	2.32
Savings deposits	75,793	71	0.37	54,338	71	0.52
Money market accounts	43,906	226	2.06	24,279	166	2.73
Certificate accounts	547,817	5,159	3.77	441,917	5,270	4.77
Total deposits	827,407	5,889	2.85	650,037	6,259	3.85
Borrowings	280,693	3,101	4.42	155,649	2,018	5.19
Total interest-bearing accounts	1,108,100	8,990	3.25	805,686	8,277	4.11
Non-interest bearing deposit accounts	89,338			48,616
Other liabilities	21,887			15,911
Total liabilities	1,219,325			870,213
Stockholders' equity	111,477			87,263
Total liabilities and stockholders' equity	$1,330,802			$957,476

Net earning assets	$81,752			$63,271

Net interest income		$9,835			$5,852

Net interest rate spread			3.08%			2.39%

Net yield on average interest-earning assets			3.31%			2.69%

Average interest-earning assets to
average interest-bearing liabilities			107.38%			107.85%

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Other Financial Data (Unaudited):	2008	2008	2007	2008	2007

Share and per share data:
Average common shares outstanding
Basic	6,188,036	3,970,982	4,102,302	4,723,430	4,117,685
Diluted	6,204,883	3,970,982	4,144,979	4,729,045	4,172,017
Per share:
Basic earnings	$0.06	$0.30	$0.28	$0.58	$0.81
Diluted earnings	$0.06	$0.30	$0.28	$0.58	$0.80
Dividends	$0.16	$0.16	$0.15	$0.48	$0.45

Dividend payout ratio	266.67%	53.33%	53.57%	82.76%	56.25%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.11%	0.49%	0.49%	0.34%	0.47%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	1.77%	6.58%	6.45%	4.91%	6.16%
Interest rate spread information:
Average during the period(1)	3.08%	2.90%	2.39%	2.91%	2.48%

Net interest margin(1)(2)	3.31%	3.13%	2.69%	3.15%	2.77%

Efficiency Ratio	92.57%	77.12%	78.91%	82.96%	78.73%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.38%	107.68%	107.85%	107.53%	108.07%

Allowance for loan losses:
Balance beginning of period	$8,604	$8,440	$8,277	$8,352	$8,156
Charge offs:
One- to four- family	226	113	360	341	544
Multi-family	0	0	0	0	0
Commercial real estate	140	153	26	324	26
Construction or development	0	0	0	0	0
Consumer loans	462	541	332	1,551	1,059
Commercial business loans	0	0	36	30	303
Sub-total	828	807	754	2,246	1,932

Recoveries:
One- to four- family	5	35	9	42	57
Multi-family	0	0	0	0	0
Commercial real estate	314	0	0	314	0
Construction or development	0	0	0	0	0
Consumer loans	256	203	117	487	302
Commercial business loans	0	0	1	57	201
Sub-total	575	238	126	900	560

Net charge offs	253	569	628	1,346	1,372
Acquired with MFB Financial acquisition	2,954			2,954
Additions charged to operations	912	733	532	2,257	1,397
Balance end of period	$12,217	$8,604	$8,181	$12,217	$8,181

Net loan charge-offs to average loans (1)	0.09%	0.28%	0.31%	0.20%	0.23%

	September 30,	June 30,	September 30,
	2008	2008	2007

Total shares outstanding	6,994,754	4,118,079	4,299,138
Tangible book value per share	$12.47	$16.60	$16.87

Nonperforming assets (000's)
Loans: Non-accrual	$17,252	$10,526	$8,603
Accruing loans past due 90 days or more	1,138	350	1,695
Restructured loans	103	105	108
Total nonperforming loans	18,493	10,981	10,406
Real estate owned	2,818	2,302	1,599
Other repossessed assets	1,671	1,483	1,282
Total nonperforming assets	$22,982	$14,766	$13,287

Asset Quality Ratios:
Non-performing assets to total assets	1.64%	1.51%	1.37%
Non-performing loans to total loans	1.63%	1.37%	1.27%
Allowance for loan losses to non-performing loans	66.06%	78.35%	78.62%
Allowance for loan losses to loans receivable	1.08%	1.07%	1.00%

(1)	Ratios for the three and nine month period have been annualized.
(2)	Net interest income divided by average interest earning assets.
(3)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.